Filed by Peoples Bancorp Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Issuing Company: Peoples Bancorp Inc.
Registration Statement on Form S-4 File No. 333-222054
Subject Company: ASB Financial Corp.

Peoples Bancorp Inc.
Q4 and Year-End Results Conference Call
Tuesday, January 23, 2018, 11:00 AM ET

Officers:
Chuck Sulerzyski, President & CEO
John Rogers, EVP, Treasurer & CFO

Analysts:
Michael Perito; Keefe, Bruyette & Woods
Kevin Reevey; D.A. Davidson & Co.
Daniel Cardenas; Raymond James & Associates
Scott Siefers; Sandler O'Neill and Partners

Presentation

Operator: Good morning and welcome to the Peoples Bancorp Inc.'s conference call. My name is Rocco and I will be your conference facilitator today. Today's call will cover a discussion of the results of operations for the quarterly period and fiscal year ended December 31, 2017. (Operator Instructions) This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on Management's current expectations.

The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings.

These include, but are not limited to, the success, impact and timing of the implementation of Peoples' business strategies; the successful integration of future acquisitions and the expansion of consumer lending activity; the ability to integrate future acquisitions, including the pending merger with ASB Financial Corp., the ability to obtain regulatory approval of the proposed merger with ASB on the proposed terms and schedule, and the approval of the merger by the shareholders of ASB; the competitive nature of the financial services industry; changes in the interest rate environment; uncertainty regarding the nature, timing, cost and effects of federal and/or state banking, insurance and tax regulations; changes in policy and other regulatory and legal developments accompanying the current presidential administration, including the recently enacted Tax Cuts and Jobs Act and including uncertainty or speculation pending the enactment of such changes; uncertainties in the preliminary review of and additional analysis of the recently enacted Tax Cuts and Jobs Act; and changes in economic conditions and/or activities.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements.

Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' fourth-quarter 2017 earnings release was issued this morning and is available at peoplesbancorp.com under the Investor Relations tab.

A reconciliation of the non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 20 to 25 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the Investor Relations section for one year.

Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer. And each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you, Rocco. Good morning and thank you all for joining us for a review of our fourth-quarter and full-year 2017 results.

Earlier this morning we reported fourth-quarter net income of $9 million, or $0.49 per diluted share. This compares to $10.9 million, or $0.60 per diluted share, in the third quarter and $7.4 million, or $0.41 per diluted share, in the fourth quarter of 2016. For full year 2017 net income was $38.5 million, or $2.10 per diluted share. Net income was $31.2 million, or $1.71 per diluted share, for the full year of 2016.

The fourth quarter of 2017 includes investment security gains of $764,000, which added $0.03 to earnings per diluted share in the fourth quarter of 2017.

These gains were partially offset by two noncore items that resulted in additional noninterest expense during the fourth quarter. These items included acquisition-related costs of $341,000 and a pension settlement charge of $242,000. The noncore, noninterest expense items resulted in a reduction to earnings per diluted share of $0.02 during the fourth quarter of 2017.

The fourth quarter of 2017 was also impacted by the recently enacted Tax Cuts and Jobs Act. This resulted in an additional $897,000 of income tax expense during the fourth quarter of 2017. This additional income tax expense resulted in the reduction of earnings per diluted share of approximately $0.05 for both the fourth quarter and the full year of 2017. John will discuss the new tax legislation in more details in a few minutes.

During the third quarter of 2017 we recognized investment security gains which added $0.07 to earnings per diluted share during the third quarter.

Compared to 2016, our net income for the full year of 2017 grew 23%. We are pleased with this improvement. The growth in net income was driven by increases in both net interest income and noninterest income and our continued control over expenses.

We recognized noncore expenses of $583,000 during 2017 compared to $1.3 million during 2016. During 2017 we also benefited from investment security gains, which added approximately $0.10 per diluted share.

We were able to generate positive operating leverage for the full year of 2017, with 6% revenue growth outpacing expense growth of 1% compared to 2016. When comparing year-over-year performance, we have had positive operating leverage 9 out of the last 10 quarters.

Loan growth was consistent through the last half of the year. At December 31, 2017, period-end loan balances grew 5% on an annualized basis compared to September 30, 2017. Commercial loans provided most of the increase this quarter, as we saw slower indirect consumer lending growth. Commercial and industrial loan balances grew almost $29 million, while commercial real estate loans grew $13 million during the fourth quarter.

Like most quarters, we experienced some larger commercial loan payoffs in the fourth quarter, which totaled approximately $28 million. The good news is that almost half of these payoffs improved their asset quality. Specifically included in these payoffs were a $5 million relationship that was criticized and an $8 million energy relationship that was considered criticized as of June 30, 2017.

Total consumer loan balances at December 31, 2017 declined compared to the end of the third quarter, but were partially offset by the growth in indirect consumer lending. During the fourth quarter indirect consumer lending experienced a slowdown in the rate of growth.

Quarterly average loan balances increased $156 million, or 7%, compared to the fourth quarter of 2016. Average loan balances increased $161 million, or 8%, for the full year of 2017 compared to 2016.

Commercial loan balances have provided significant growth compared to average balances in 2016, while indirect consumer loan growth was partially offset by declines in residential real estate loans. The reduction in residential real estate loans since December 31, 2016 has primarily been driven by runoff in the acquired loan portfolios. Over the last five years we have experienced organic growth, excluding acquired loans, of between 6% and 12% a year.

Provision for loan losses was flat compared to the third quarter. During the fourth quarter improvements in asset quality offset increases in loan balances. The net charge-off rate for the fourth quarter was 22 basis points and was 15 basis points for the full year 2017. Most of the increase in charge-offs during the fourth quarter was related to a single commercial real estate loan relationship.

Nonperforming assets as of December 31, 2017 decreased $2.5 million, or 13%, compared to September 30, 2017. Compared to December 31, 2016, nonperforming assets have decreased $8.2 million, or 32%. We have actively sought to reduce our nonperforming asset levels, as evidenced by the reduction.

At December 31, 2017, criticized loans declined $6 million compared to September 30, 2017, while classified loans increased $5 million. The increase in classified loans was mostly due to one large commercial loan relationship that was downgraded during the quarter.

Delinquency trends were stable during the fourth quarter as approximately 98.6% of the portfolio was considered current at December 31, 2017, compared to 98.8% at September 30, 2017, and 98% at December 31, 2016.

Total noninterest expenses grew 3% compared to the third quarter. This increase was partially due to two noncore items mentioned earlier, coupled with higher professional fees. Excluding the noncore items, total noninterest expense was up slightly.

Compared to the fourth quarter of 2016 total noninterest expense was relatively flat. For 2017 total noninterest expense increased 1% compared to full year of 2016. This increase was due to higher salaries and employee benefits costs and data processing and software costs.

The increase in salaries and employee benefits during 2017 was largely due to higher incentive compensation, which is tied to corporate performance for 2017, coupled with increased medical insurance costs and pension settlement charges recognized. These increases were partially offset by declines in professional fees, communications expense and amortization of other intangible assets.

During the latter half of the fourth quarter of 2017, we closed two bank branches, reaching a total of six closures during 2017. We continually evaluate our branch structures to optimize the efficiency of our delivery of services to customers.

Our efficiency ratio for 2017 was 62.2% compared to 65.1% during 2016, and was in line with our target for the year. The efficiency ratio was 62.1% for the fourth quarter of 2017 compared to 60.7% for the third quarter and 66.9% for the fourth quarter of 2016.

Our fourth-quarter efficiency ratio was impacted by the two noncore items as we have already mentioned. Absent these costs, our adjusted efficiency ratio for the fourth quarter was 60.7%. This is flat compared to an adjusted efficiency ratio of 60.7% in the third quarter and down from 64.8% in the fourth quarter of 2016. During the fourth quarter of 2016 we recognized $746,000 of noncore charges related to our system upgrade.

For the full year of 2017 our adjusted efficiency ratio was 61.9% compared to 64.3% in 2016.

I will now turn the call over to John to provide additional details around two additional nonrecurring items for the quarter, investment security gains and income taxes, as well as insights related to net interest income and margin, fee-based income, the balance sheet, and capital activities.

John Rogers: Thanks, Chuck.

As it relates to the two additional nonrecurring items, similar to last quarter we continued to reduce our position in certain bank equity investment securities. This led to the $764,000 gain on investment securities during the fourth quarter compared to $1.8 million during the third quarter.

Beginning in 2018, fluctuations in market value of equity investment securities we recognize on the income statement. Our remaining position could pose some volatility in future quarters, depending upon market values at the end of future reporting periods.

As of December 31, 2017, we were required to record our re-evaluation of our deferred tax assets and liabilities under the recently enacted Tax Cuts and Jobs Act. Previously we had recognized our deferred tax assets and deferred tax liabilities at a federal income tax rate of 35% and the new law requires us to use a 21% federal income tax rate. As a result, we wrote down our net deferred tax assets by $897,000, which had a direct impact on our income tax expense during the fourth quarter of 2017.

Going forward we will benefit from recording income tax expense at the lower federal income tax rate. We anticipate our effective tax rate during 2018 will be approximately 19%.

Moving on to net interest income, margin and fee-based income, net interest income was down slightly compared to the third quarter. This reduction was largely due to the recognition during the third quarter of $611,000 of proceeds received on an investment security for which we had previously recorded an other-than-temporary impairment.

Excluding the third-quarter proceeds, net interest income increased 2% during the fourth quarter of 2017 compared to the linked quarter. For the full year of 2017 net interest income benefited from proceeds received on this investment security of $814,000.

Net interest income grew 9% compared to the fourth quarter of 2016 and for the full year of 2017 was up 8% compared to 2016. Loan growth has provided much of the increase compared to the prior year, coupled with the rise in interest rates during 2017.

Net interest margin declined 4 basis points to 3.63% during the fourth quarter. Although loan yields grew during the quarter, we did not receive additional proceeds on the investments' security for which we had previously recorded an other-than-temporary impairment. These proceeds added 8 basis points to net interest margin in the third quarter.

Compared to the fourth quarter of 2016, net interest margin expanded 9 basis points and was 3.62% compared to 3.54% for the full year of 2016. Higher investment and loan yield outpaced increases in deposit and short-term funding costs during 2017.

Accretion income, which is net of amortization expense from acquisitions, declined 12% compared to the third quarter of 2017 and the full year of 2016, and was down 18% compared to the fourth quarter of 2016.

Accretion income added 8 basis points to net interest margin during the fourth quarter, 10 basis points during the third quarter and 11 basis points in the fourth quarter of 2016. For the full year of 2017 accretion income added 10 basis points to net interest margin compared to 11 basis points in 2016.

Compared to the third quarter, fee-based income grew 4%. This increase was largely due to growth in trust and investment income, swap fee income and electronic banking income. We also experienced some growth in deposit account service charges compared to the third quarter. This growth resulted from the migration of checking account products, which led to higher account service charges and was partially offset by lower overdraft fees.

Compared to the fourth quarter of 2016, fee-based income grew 8%. This was driven by higher insurance commissions, trust and investment income, electronic banking income and swap fee income.

For the full year of 2017, fee-based income grew 3%, with increases in all categories being partially offset by lower deposit account service charges resulting from declines in overdraft fees. Fee-based revenue was 32% of total revenue during 2017 compared to 33% in 2016.

As it relates to the balance sheet, our investment securities portfolio declined to 24% of total assets at December 31, 2017 compared to 25% at both September 30, 2017 and December 31, 2016. Our investment yield declined 21 basis points compared to the third quarter. The reduction was due to the recognition in the third quarter of proceeds on the investment security for which we had previously recorded an other-than-temporary impairment.

For the full year of 2017 our investment yield improved 16 basis points. This was largely driven by proceeds received on the investment security for which we had previously recorded an other-than-temporary impairment, prepayments received during the second quarter and higher interest rates.

Our core deposits, which exclude $498 million of CDs, were relatively flat at December 31, 2017 compared to September 30, 2017, and grew 6% compared to December 31, 2016. Our period-end total deposits grew $66 million, or 2%, compared to September 30, 2017, and was driven by increases in CDs. Compared to December 31, 2016, period-end deposits increased $221 million, or 9%.

Our average total deposits increased $44 million, or 2%, compared to the third quarter of 2017, and were up $101 million, or 4%, for the full year of 2017 compared to 2016.

Total demand deposits comprised 42% of total deposits at both December 31, 2017 and September 30, 2017, an increase compared to 40% at December 31, 2016.

Our stockholders' equity continues to be a source of strength and increased compared to September 30, 2017. This increase was driven by our strong earnings, net of dividends paid, which was partially offset by reductions in the market value of investment securities.

Our tangible equity to tangible assets ratio declined 6 basis points during the fourth quarter but was up 34 basis points compared to December 31, 2016. Our tangible book value per share increased 8% compared to December 31, 2016.

We make it a priority to maintain healthy capital ratios exceeding well-capitalized status. Our common equity Tier 1 capital ratio was 13.4% at December 31, 2017, while our Tier 1 capital ratio was 13.7% and our total risk-based capital ratio was 14.6%.

The increase in our capital ratios compared to September 30, 2017 was largely due to earnings, net of dividends paid, increasing our stockholders' equity, which outpaced the increase in net risk-weighted assets.

This morning we announced an increase to our quarterly dividend, which is now at $0.26 per share. We believe in a strong return for our shareholders and this dividend rate represents a payout of 53% of earnings per share from the fourth quarter.

This increase to our dividend is a result of our 2017 performance and takes into account the benefit we will be receiving from the reduced federal income tax rate in future periods.

I will now turn the call back to Chuck for his final comments.

Chuck Sulerzyski: Thanks, John.

2017 has been a very good year. In recent years we have completed multiple acquisitions, invested in systems, people and facilities, and worked hard at improving our core business. We did all of this while continuing to focus on our clients and communities.

I believe our dedication has paid off and is evident in our results. This is just the beginning and we are not yet satisfied.

Some of our most notable accomplishments during 2017 have been:

Generating positive operating leverage with revenue growth of 6% outpacing expense growth of 1% compared to 2016;

Reducing our efficiency ratio by almost 300 basis points from 2016;

Achieving average loan growth of 8% compared to the full year of 2016;

Reducing our nonperforming assets by 32% compared to December 31, 2016;

Growing our deposit balances 9%, with 13% growth in checking account balances compared to December 31, 2016;

Increasing our return on average assets to 1.10% from 2017 compared to 0.94% for 2016;

Growing return on average stockholder equity of 8.54% for 2017 compared to 7.2% for 2016;

Improving our tangible book value per share by 8% to $17.17 at December 31, 2017 compared to year-end 2016;

Increasing our dividend by 53%, or $0.09 per share, compared to $0.17 in the fourth quarter of 2016; and

Completing an insurance agency acquisition and announcing our first bank acquisition post system upgrade.

While we are pleased with our results, we will continue to maintain our focus and momentum going into 2018. With that in mind, here are our thoughts around 2018, which excludes the anticipated benefits of our announced acquisition.

•	We expect point-to-point loan growth of 5% to 7%.

•	We expect an increase in credit cost in 2018. We believe net interest margin will be approximately 3.60.

•	Fee-based revenue growth is expected to be between 2% and 4%.

•	We expect noninterest expense growth to be between 2% and 4% for 2018.

•	Our target efficiency ratio for 2018 is between 61% and 63%; and,

•	as John stated, we anticipate our effective tax yield to be approximately 19% for 2018.

These expectations for 2018 are in line with our guidance we issued during the previous call, and include an updated efficiency ratio and effective tax rate.

We are working through the closing conditions for the pending merger with ASB that we announced in October. We are making progress and still anticipate a closing date in mid-April, pending approvals. This will be our second-largest deal and our first since our system upgrade.

We believe this deal will be accretive to earnings by approximately $0.06 to $0.07 in 2018 and $0.13 to $0.15 in 2019, excluding one-time acquisition costs. We currently anticipate one-time acquisition costs of approximately $8.2 million in 2018. The majority of the one-time acquisition costs will be recognized during the second quarter of 2018.

We are still focused on organic growth as well as acquisitions and are working to ensure the ASB acquisition goes smoothly, which is our key priority for the first part of 2018.

This concludes our commentary and we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me for Q&A session is John Rogers, Chief Financial Officer. I will now turn the call back to our call facilitator, Rocco. Thank you.

Questions and Answers

Operator: And thank you, sir. We will now begin the question-and-answer session. (Operator Instructions) Michael Perito; KBW.

Michael Perito: A few questions for me. So appreciate all the help and the guidance. It's all very helpful. But I guess, Chuck, if we're thinking about the efficiency ratio and everything else, I mean, they're obviously ranges. And as you think about the 61% or 62%, can you maybe give us a little color on what some of the differences could be that get you on the lower end versus the higher end of that range as we move through 2018?

Chuck Sulerzyski: Well, I mean, not to sound stupid but there's two pieces to it, the revenues and the expenses. I mean, if revenues are strong and we see some kind of pickup more than what we gave guidance to in terms of loans, we could be on the higher end of it. We're pretty certain on the expenses. There's probably less a chance of variance there. So that would be my reaction to that.

Michael Perito: All right. So you would say the range is more driven by revenues, whether it be margin or growth performance and on the expense side. There's no, like, initiatives or anything that could really be big variables as we move through next year?

Chuck Sulerzyski: I think if you look at the last few years, I mean, 1% expense growth this year, low single-digit the year before, we've been managing expenses pretty tightly for several years now. So I don't see us going through any big expense initiative with relatively minimal expense growth over the last few years.

John Rogers: Mike, this is John. I think our approach is that we always look at expenses continuously, but we don't have any major work effort or special emphasis on reducing expenses. As Chuck said, we'll continually look at our branch network and those types of things, but I think that's kind of become part of our business-as-usual approach as we proceed through every year, to challenge everything we're doing and seeing where we can find some nickels and dimes along the way to control our expenses.

Chuck Sulerzyski: And everybody in the company understands and is focused on positive operating leverage. So that's really what we're driving from an internal cultural standpoint.

John Rogers: And every branch gets a P&L, so they're focused on that. They see their revenue. They see expenses. And if one's not showing up they know they need to watch the other.

Michael Perito: Got it. Thank you. And then, Chuck, on the capital side of the equation, I saw the release this morning about the dividend. Looks like it should, I guess depending on what consensus shakes out at for the quarter, but should kind of keep you guys in that 40%, maybe a little higher, range on payout next year. But can you maybe help us with kind of the high-level thoughts on capital now? I mean presumably the tax reform should give you guys, call it, 10 to 15 bp lift on the ROA. And you'll be generating more capital internally. I mean, this dividend raise would seem to kind of near term help. But longer term I think there's still going to be a lot more capital being generated. How are you guys kind of thinking about the capital deployment side of it post tax reform at this point?

Chuck Sulerzyski: Well, the tax reform is a big help. And because of how we managed our investment portfolio historically we will have more than an average benefit to the tax reform. You'll see our dividend I believe over time continue to increase. And you'll see us try to put capital to work intelligently through acquisitions like we have done in the past.

John Rogers: Yes, Mike. I think that's right. I mean, dividend I think is important. I think we see that we will have a big lift in income and returns and that we can afford a little bit maybe higher payout ratio than we traditionally have had. We've always said we've targeted between 40% to 50%, so right now we're leaning a little bit into there.

Stock repurchases at the current level don't really seem like it's economically viable for us at this point. And in the long run, acquisitions would be a way we would deploy our capital as well.

Michael Perito: Does it ever get to a point where if we're here a year from now and there's been no other bank deals that have made sense and the TCE is starting to drift up towards 10% where you guys would consider share repurchases? Or is the pipeline I guess on the deal side full enough at this point where you're hopeful that there's stuff out there that would make sense and you can continue moving that direction in addition to the organic growth and the dividend?

Chuck Sulerzyski: We are open to share repurchases in the future. We're not dead set against doing share repurchases. It's just that at [1.90, 2x] tangible book, I just don't see us doing it at that price.

John Rogers: And if we're doing acquisitions, we're really locked out from doing a share buyback. So right now we're in a blackout so we can't do that, given the rules.

Michael Perito: Right.

John Rogers: -- just got to be careful with that.

Michael Perito: Yes, makes sense. Thanks. And then just one last one just on that topic. Chuck, can you just give us an update on kind of the Ohio M&A backdrop here as we move into next year with tax reform now finalized? Have conversations picked up? How are you feeling about the opportunity there once you kind of move past ASB, to continue finding some partners that make sense?

Chuck Sulerzyski: Yes. Well, obviously that's a big piece of our -- that's a piece of our strategy. I think that the tax reform will give everybody a sense of optimism. So I'm not so sure it's going to accelerate deal flow. If anything, it might have the opposite effect. I think the institutions that aren't C corps may look at the world a little differently than they have in the past. And we continue to have dialog. I can't say that it's heavier than it has been in the past, but it is -- there are conversations being had.

John Rogers: But as Chuck mentioned, Mike, our first priority right now is ASB and the conversion of that and bringing that bank on, the customers and the employees of ASB. That's our priority here as we go through the first part of the year.

Michael Perito: Got it. Great. Thanks, guys, Good year.

Operator: Kevin Reevey; D.A. Davidson.

Kevin Reevey: So first question related to the strong growth that you saw in the quarter in your commercial. Can you talk about where geographically you were seeing the loan growth come from? And then what is the pipeline look like as you go into the first quarter of this year? And how does that compare to the comparable year-ago period?

Chuck Sulerzyski: I would say that in calendar year 2017 we had more of our commercial growth in the northeast portion of our footprint. I will tell you that our commercial growth over my tenure, which is getting close to seven years, has really varied from year to year. We've only had a few years where it's been pretty even across the footprint and usually every year there's some geography that's hitting it out of the ballpark.

The second part of your question, pipeline is looking good and I would say relative to last year is probably slightly higher than where it was last year.

Kevin Reevey: And then the 5% to 7% loan growth that you outlined, do you expect to see that come more on the commercial side in 2018 versus, let's say, commercial real estate or residential mortgage lending?

Chuck Sulerzyski: Well, we have been shrinking our relative share of commercial real estate over a long time period, growing both the consumer and growing the C&I. And we see that trend continue. Commercial real estate as a percentage of capital, not in terms of exposures, but in terms of lines and commitments, is well less than 200%. It's about 180%. And we continue to take a lot of pride in the construct of our portfolio between consumer and commercial and the subcategories within that portfolio. So we did give guidance of 5% to 7%. You might note in the script that we said over the last five years we've ranged from 6% to 12%. I would hope that we are able to be on the high side of that guidance, or maybe potentially beat it.

But I will tell you that we don't see any great increase in loan demand so far -- and it's early -- off of this tax law change. You saw in the marketplace loan growth decreasing in the third and fourth quarter. Our year-over-year 8% loan growth on a full-year average basis we feel good about. And hopefully you'll see similar types of numbers.

Kevin Reevey: And then my last question, Chuck, is related to your NIM guidance of 3.60 for 2018. How many rate hikes are you assuming in the 3.60, if any at all?

Chuck Sulerzyski: We have -- let me turn that over to John. And we have, I believe, one in there.

John Rogers: We have the impact of the December and that happened and we anticipate one more in June.

Kevin Reevey: Great. Thanks, guys. Appreciate it.

Operator: (Operator Instructions) Daniel Cardenas; Raymond James.

Daniel Cardenas: Just a quick question, Chuck. In your 2018 guidance you kind of alluded that credit costs are going to be higher. Is that just kind of a cautionary statement or is that something that you're seeing in your footprint that's giving you cause for concern?

Chuck Sulerzyski: No. If you read the scripts over the last few years, I say that every year because I think we're living in a fantasy time. I don't think that the loss ratios that you're seeing for us or for the industry should be taken for granted. If you look at what we've done over the course of the year in terms of lowering the NPAs -- I even mentioned in the script that we saw good movement in terms of moving some credits out that may not have positive long-term aspects. And I mentioned earlier the construction of the portfolio. We collectively remain very mindful about credit quality. Last time around we were a bottom quartile performer during the credit downturn. And this time we are very much -- in kind of a perverse way I almost look forward to it, but we very much want to be a top quartile performer in terms of credit quality during the next downturn.

Daniel Cardenas: All right. And then maybe -- I know it's probably still early, but any thoughts or guidance you can give us as to expectations of what you guys are going to do with the tax windfall that you're going to see? How much of that is going to get put into investments into the franchise, et cetera?

Chuck Sulerzyski: Well, some of the dividend that you saw is a piece of that. I think that there's upside on the dividend going forward. I think that we have been very good at making investments in the business. You know, we've done the core. We've done the dealer floor plan. We've done a mortgage system. We've been doing systems with regularity. We've been doing facilities with regularity. So it's not like we have a high amount of deferred maintenance. It's not like we have 63 million things to spend money on that we have neglected. So I think that the shareholder will see some of the benefit, and I believe that the employees will see some of the benefit.

Daniel Cardenas: Okay, great. And then maybe as it goes to the margin and the most recent rate hike, how much of that is expected to kind of get passed on to the depositor? And then what kind of competitive pressures are you guys seeing on the deposit side right now?

Chuck Sulerzyski: I'll take a stab at that and let John fine tune it. We have done some modest deposit rate increases in 2017. We still have capacity from a loan-to-deposit ratio. I think that the larger institutions will be more hard pressed for deposit rate increases and building deposits. And from a competitive standpoint we won't let them get far ahead of us, but we'd like to preserve the margin while being appropriately competitive from a client standpoint.

John Rogers: Yes, I think Chuck's right. Competitively we hear occasionally from smaller institutions that are offering high rates, et cetera. But we really don't see a lot of pressure from the major competitors that we deal with on the rate side. We continue to watch it. We would anticipate -- the new product that we put out there, some came with interest-bearing checking. We gave it a -- nothing special as far as a rate goes, but a tad bit higher than we had been offering before. We would anticipate that will make it good for a period of time here into next year.

We continually look at CDs, money market rates, et cetera, and what we can do there. But we don't hear a lot of customer complaints, et cetera. We can move some people perhaps into an investment product, or maturing CDs or money markets. But we don't hear them with a lot of pressure to leave the bank for higher rates someplace else. We're just not seeing any of that, but we keep our eyes on it. At some point I would think it would move, but I have a hard time trying to project that. And I don't think a lot of deposit [data] information we've seen so far indicates -- yes, they're moving but they're not moving that aggressively yet either.

Chuck Sulerzyski: Yes, John brings up a good point on the investment side. We had good deposit growth, as we reported. Yet during the course of the year we had $87 million of referrals, sold referrals, from the retail system to our investment business. So that synergy between the investment business and the banking businesses and the insurance business is a key part of what we're about and I think a meaningful differentiator between us and others. And that I think has been very beneficial for us as our investment businesses had 9% year-over-year revenue growth.

Daniel Cardenas: And last question -- as I look at your securities portfolio, which is around 24% of your total asset base, how much lower can you guys shrink that? And what's kind of the optimal level you want to see that at?

John Rogers: I would say the move down to 24% was intentional. And I think our plan for the year is to bring that down a little bit further. And with continued loan growth we believe it would be appropriate to bring that down. We would probably like to be eventually, if I look outward a few years, down into the 20% range, give or take a little bit on either side of that.

Daniel Cardenas: Great. Congrats on a good quarter.

Operator: Scott Siefers; Sandler O'Neill and Partners.

Scott Siefers: I've been bouncing around on a couple of calls. I apologize in advance if you guys covered this. But just want to get a little clarity on the margin guide. So 3.60 or so for 2018. I mean, you're basically already at or above the range. So just curious what you guys see as the major puts and takes there as we go throughout the year, and then what kind of Fed behavior is baked into that assumption?

John Rogers: Yes, on the Fed side, Scott, we've anticipated -- and the December 1 of course is in there as well as one additional one in June. If they go three times of course that would be some additional benefit to us, most helpful if it was in March and June. Later in the year would not provide a great increase in the margin from that perspective.

The margin guidance does reflect the impact of the taxes on our muni book and tax-free items. It's about 3 basis points impact on there, but that's reflected in the 3.60 guidance that we've provided.

You were breaking up slightly, so hopefully I got all your questions.

Scott Siefers: Yes, you did. So in the immediate term we'd see kind of a minus 3 basis points, all else equal from the lower FTE adjustment and then one rate increase. Anything else would kind of be gravy. Is that good for an estimation?

John Rogers: Yes, I think so. And hopefully -- accretion might be down slightly again this year. We would anticipate that on a core basis. Of course we'll have a pickup probably with ASB, but we really haven't reflected it in the numbers at this point yet.

Scott Siefers: Okay.

John Rogers: We do have some maturing debt coming due throughout the year and that will give us a slight benefit as we roll into some forward starting swaps. And that will be a positive to last year as well.

Scott Siefers: Okay. And then if I can jump to fee income. You had a very strong quarter on fees, on a core basis. Just curious; you talked about that 2% to 4% growth in '18 versus '17 on fees. So first is somewhere in the neighborhood of $52 million. That's the appropriate starting point, or based off of which we're forecasting.

And then maybe, Chuck or John, if you could walk through what you see as the major puts and takes. Presumably we have a really strong first quarter here in insurance. Then that of course tapers off, but you kind of hand it off to a stronger mortgage environment as the year progresses. So what do you guys see as the major drivers here as we look out through the course of the year?

John Rogers: I think we would -- if you exclude the first-quarter benefit from the contingent income we get in insurance, we'd expect that to continue to grow within that range that we've identified, perhaps slightly at the higher end of that.

Definitely above the range would be the trust and investment income. We would expect that to continue at a good pace, not quite at the pace of '16, '17 but we would expect '18 to be still at probably the best rate of all the categories within fee income.

Electronic banking income we would expect that to grow as well. We have a small incentive plan for people to use their cards. And some of the benefit from our deposit repricing will also show up within there.

And deposit account service charges, the big component within there is overdrafts. We would still expect that to be somewhat under pressure. But the account service charge in there we would expect to see growth given our changes within there. So that might be down a little bit on average.

Mortgage banking we could continue to have growth as well, probably relatively consistent with this past year.

And bank-owned life insurance, probably not have a significant amount of growth. That's rate dependent, of course.

Swap fee income I think we should have a good year too. We're also working on an enhanced business within small SBA lending and perhaps some originate and sell strategy on those as well, which should give us a little bit of a bump in our fee income as well.

Scott Siefers: Okay, perfect. All right. I appreciate all the color, so thank you.

Operator: Thank you. At this time there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes. I want to thank everyone for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section.

Thanks for your time and have a good day.

Operator: Thank you. The conference has now concluded and we thank you for attending today's presentation. You may now disconnect your lines.

Important Information for Investors and Shareholders:
This transcript does not constitute an offer to sell or the solicitation of an offer to buy securities of Peoples. Peoples has filed a registration statement on Form S-4 and will file other documents regarding the proposed merger with ASB referenced in this transcript with the Securities and Exchange Commission ("SEC") to register the common shares of Peoples to be issued to the shareholders of ASB. The registration statement includes a proxy statement/prospectus, which will be sent to the shareholders of ASB after the registration statement has been declared effective by the SEC and in advance of ASB's special meeting of shareholders to be held to consider the proposed merger. Investors and security holders are urged to read the proxy statement/prospectus and any other relevant documents to be filed with the SEC in connection with the proposed transaction because they contain important information about Peoples, ASB and the proposed merger. Investors and security holders may obtain a free copy of these documents (when available) through the website maintained by the SEC at www.sec.gov. These do cuments may also be obtained, free of charge, on Peoples’ website at www.peoplesbancorp.com under the tab “Investor Relations” or by contacting Peoples’ Investor Relations Department at: Peoples Bancorp Inc., 138 Putnam Street, PO Box 738, Marietta, Ohio 45750, Attn: Investor Relations.
Peoples, ASB, and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of ASB in connection with the proposed merger. Information about the directors and executive officers of Peoples is set forth in the proxy statement for Peoples' 2017 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 8, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph, when it becomes available.